                                                                    Exhibit 99.2
                                                                     Page 1 of 3


                        REPORT OF INDEPENDENT ACCOUNTANTS


To  the  Board  of  Directors  of
Bank  of  America,  N.A.  (USA)


We have examined management's assertion, included in the accompanying Report of Management on Compliance with Master Pooling and Servicing Agreement, that Bank of America, N.A. (USA), formerly NationsBank of Delaware, N.A., (the "Company") maintained an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition as of February 28, 2001, in compliance with the Master Pooling and Servicing Agreement dated December 1, 1993, as amended March 31, 1997 and
including  the  Series  1993-2,  the              Series  1995-1  and the Series
1996-1 Supplements (collectively, the "Agreement"), between the Company, as Transferor and Servicer, and The Bank of New York, as Trustee. We have also examined management's assertion, included in the accompanying Report of Management on Compliance with Master Pooling and Servicing Agreement, about the Company's compliance with sections 3.1(b-c, e), 3.2, 3.4(c), 3.5, 3.8, 3.9, 4.1(a, c-f), 4.3, 4.4(a-c), 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13,
4.14, 4.15 and 8.8 - and as to sections 4.16 and 4.17 with respect to the Series 1996-1 Supplement and as to section 13.5 where applicable in the previously delineated sections and except for references from such sections to a section (and references therefrom) in Article III or Article IV not specifically delineated herein - of the Agreement for the period March 1, 2000 to February 28, 2001 for the Series 1993-2, the Series 1995-1 and the Series 1996-1
(collectively, the "Series"). The Company's management is responsible for maintaining an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement (hereafter referred to as "servicing"), and for compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertions.

Our examinations were conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the Company's internal control over servicing and evaluating the design and operating effectiveness of internal control as of February 28, 2001. Our examinations also included examining, on a test basis, evidence about the Company's compliance with the aforementioned sections of the Agreement for the period March 1, 2000 to February 28, 2001 for the Series and performing such other procedures as we considered necessary in the circumstances. We believe that our examinations provide a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over compliance with the specified requirements of the Agreement to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertions that the Company maintained an effective system of internal control over servicing as of February 28, 2001, based upon the criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and that the Company complied with the aforementioned sections of the Agreement for the period March 1, 2000 to February 28, 2001, are fairly stated, in all material respects for the Series.





March  22,  2001

                                                                    Exhibit 99.2
                                                                     Page 3 of 3





                     REPORT OF MANAGEMENT ON COMPLIANCE WITH
                     MASTER POOLING AND SERVICING AGREEMENT

The management of Bank of America, N.A. (USA), formerly NationsBank of Delaware, N.A., (the "Company") is responsible for establishing and maintaining an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with NationsBank Credit Card Master Trust Master Pooling and Servicing Agreement dated December 31, 1993, as amended March 31, 1997, including the Series 1993-2, the Series 1995-1 and the Series 1996-1 Supplements (collectively, the "Agreement"), between the Company, as Transferor and Servicer, and The Bank of New York, as Trustee. The system contains monitoring mechanisms, with actions taken to correct identified deficiencies. Even an effective internal control system, no matter how well designed, has inherent limitations, including the possibility of human error and the circumvention or overriding of controls, and therefore, can provide only reasonable assurance with respect to the servicing of accounts and the safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management has assessed its internal control system over servicing of accounts and over safeguarding of assets in compliance with the Agreement as of February 28, 2001. This assessment was based on criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, insofar as such criteria related to servicing of accounts and safeguarding of assets in compliance with the Agreement. Based on this assessment, management believes that the Company maintained an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement as of February 28, 2001 and that for the period March 1, 2000 to February 28, 2001 the Company was in compliance with the Agreement in all material respects.


March  22,  2001

/s/TERRY  L.  SCHAPPERT     /s/CYNTHIA  A.  BRIMACOMBE
-----------------------     --------------------------
Terry  L.  Schappert        Cynthia  A.  Brimacombe
Senior  Vice  President     Vice  President


/s/VICTOIRA  JAHANBANI
----------------------
Victoria  Jahanbani
Vice  President